Exhibit 99.1

For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Private Placement of Equity Securities

New York, NY – May 10, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced that as of May 5, 2006, it has entered into an agreement providing for the sale of 2,462,860 units of its equity securities at $8.2725 per unit, for total gross proceeds to be received of $20,374,009. Each unit is comprised of one share of the Company’s common stock and one half warrant. Each whole warrant entitles the holder to acquire one share of the Company’s Common Stock at a purchase price of $9.852 per share through May 5, 2008. The price per unit was based on the closing bid price for the Company’s common stock, as quoted on the Nasdaq National Market on May 4, 2006, which was $8.21, plus $0.0625 attributable to the one half warrant included in each unit. The Company expects that the private placement will close by May 18, 2006.

Renova Media Enterprises Ltd, formerly known as Columbus Nova Investments VIII Ltd., which before this private placement owned approximately 33.6% of the Company’s outstanding voting securities and holds warrants to increase its ownership percentage to 58.9%, has committed to purchase 1,208,824 units, or 49.1% of this private placement. Directors and officers of the Company, including entities controlled by them, have committed to acquire an aggregate of 633,036 units, or 25.7% of the total placement. Outside investors have committed to acquire the other 621,000 units.

Mikhail Smirnov, the Company’s Chief Executive Officer stated, “We are pleased to have the continued confidence of Renova Media and the other investors in this private placement. We intend to utilize these funds to accelerate the expansion of our hybrid fiber coaxial network in Moscow, continue our aggressive sales and marketing programs and improve and expand our administrative and operating infrastructure.”

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements”, as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements are based on management’s best assessment of Moscow CableCom’s and AKADO’s strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.